Exhibit 99.1

American Physicians Service Group, Inc.

Reports 46% Quarter-Over-Quarter Growth in Earnings Per Share

AUSTIN, TEXAS, May 4, 2009 – American Physicians Service Group, Inc. (“APS”) (NASDAQ: AMPH) today announced results for the quarter ended March 31, 2009.  For the three months ended March 31, 2009, revenues were $19,231,000 compared to $19,632,000 for the same period last year.  Net earnings were $4,730,000 or $.67 per diluted share, compared to $3,380,000 or $.46 per diluted share in the same period last year.

Ken Shifrin, APS’ Chairman of the Board, stated, “Momentum from a successful 2008 continued into the first quarter of this year, with improvements in earnings as well as in our already-strong balance sheet.  Earnings per share increased 46% quarter-over-quarter, contributing to a trailing twelve month return on equity of 15%.  Book value per share increased almost 5% during the quarter to $20.39 and our cash and investments exceeded $240 million, up from approximately $232 million at December 31, 2008.”

Tim LaFrey, President of APS, added, “Our insurance operations continued to expand during the quarter.  Gross written premiums increased approximately 19% over the same period in 2008, a result of excellent 94% policyholder retention and an increase of over 200% in new business compared to the first quarter of 2008. We were pleased that 32% of that new business came from expansion markets beyond our traditional Texas base.  Continued favorable claims frequency resulted in pending claims being down slightly from year-end. Our claims reserves remain very conservatively positioned at the upper end of the actuarial range in all periods.  We believe that we are also being conservative in our approach to our investment portfolio.  With the housing crisis unresolved, we decided strategically to decrease our exposure to non-agency mortgage obligations during the quarter through sales of these securities, reducing the non-agency component of our portfolio by approximately 45%.  Though we have experienced no principal or interest defaults to date, we will continue to monitor and adjust the portfolio to prudently reduce our exposure to potential losses.”

Mr. LaFrey continued, “In our financial services operation we began to fully benefit from the cumulative effect of our year-long cost cutting efforts.  We reduced the after-tax loss for the quarter to approximately $118 thousand, down from over $500 thousand in the first quarter of 2008. We will continue to explore all avenues to return this segment to profitability.”

Mr. Shifrin concluded, “The strong capital position that we enjoy has not come easily or by accident and we are continually working to improve and preserve it.  As reflected by the portfolio adjustments that Mr. LaFrey mentioned, we believe that preservation of capital is more critical than yield at this time and we are willing to sacrifice some short-term return for safety and liquidity.  Our strong capital position allowed us to redeem approximately $1 million of our preferred shares three months earlier than scheduled.  It also made it possible for our board of directors to authorize an additional $4 million for the repurchase of our common stock. We continue to believe that our stock is undervalued and we repurchased approximately 55 thousand shares during the quarter at an average price below book value. We are looking forward to continued progress as we continue into 2009.”

APS is an insurance and financial services firm with subsidiaries which provide medical malpractice insurance for physicians and other healthcare professionals and brokerage and other investment services to institutions and high net worth individuals.  The Company is headquartered in Austin, Texas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of future performance.  Actual results may differ materially from management expectations.  Copies of the filings are available upon request from the Company’s investor relations department.

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)

Mr. Marc Zimmermann, Senior Vice President - Finance

American Physicians Service Group, Inc.

1301 S. Capital of Texas Highway, C-300

Austin, Texas  78746 - (512) 328-0888

AMERICAN PHYSICIANS SERVICE GROUP, INC.

SELECTED FINANCIAL DATA

(in thousands, except per share data)	March 31, 2009	December 31, 2008
	(unaudited)
Assets

Investments	$202,218	$209,709
Cash and cash equivalents	38,423	22,060
Premium and maintenance fees receivables	17,285	17,186
Reinsurance recoverables	12,739	15,293
Deferred policy acquisition costs	2,681	2,500
Deferred tax assets	9,037	9,488
Property and equipment, net	541	590
Intangible assets	2,254	2,264
Federal income tax receivable	-	738
Prepaid and other assets	4,647	3,726

Total assets	$289,825	$283,554

Liabilities

Reserve for loss and loss adjustment expense	$91,341	$92,141
Unearned premiums and maintenance fees	38,196	36,785
Funds held under reinsurance treaties	5,112	3,978
Trade accounts payable	301	290
Accrued expenses and other liabilities	4,147	6,327
Federal income tax payable	2,125	-
Mandatorily redeemable preferred stock	6,464	7,568

Total liabilities	147,686	147,089

Total shareholders’ equity	142,139	136,465

Total liabilities and shareholders’ equity	$289,825	$283,554

Shares outstanding	6,971	7,014

Book value per share	$20.39	$19.46

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)	Three Months Ended March 31,
	2009	2008
REVENUES

Gross premiums and maintenance fees written	$17,540	$14,736
Premiums ceded	328	1,395
Change in unearned premiums & maintenance fees	(1,411)	1,223

Net premiums and maintenance fees earned	16,457	17,354

Investment income, net of investment expense	2,551	3,056
Realized capital loss, net	(1,282)	(2,595)
Financial services	1,448	1,800
Other revenue	57	17

Total revenues	19,231	19,632

EXPENSES

Losses and loss adjustment expenses	6,121	7,509
Other underwriting expenses	3,221	2,604
Change in deferred policy acquisition costs	(181)	93
Financial services expenses	1,628	2,570
General and administrative expenses	1,224	1,558

Total expenses	12,013	14,334

Income from operations	7,218	5,298

Federal income tax expense	2,488	1,918

Net income	$4,730	$3,380

Diluted net income per share	$0.67	$0.46

Diluted weighted average shares outstanding	7,083	7,297

Operating Income	$5,563	$5,067

Diluted operating income per share	$0.79	$0.69

Non-GAAP Financial Measures

Operating Income is a “Non-GAAP” financial measure which is widely used in the insurance industry to evaluate the performance of underwriting operations. Operating Income excludes the after-tax effects of realized investment gains or losses and infrequent items that are not considered core to the underwriting performance of our insurance segment or the operating performance of our financial services segment, and we believe presents a more appropriate view of the performance of our core operations.  While we believe disclosure of certain non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP.  The following table is a reconciliation of Net Income to Operating Income:

Reconciliation of Net Income to Operating Income (in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Net Income	$4,730	$3,380
Adjustments, net of tax effects:
Add:
Realized capital loss, net	833	1,687
Operating Income	$5,563	$5,067

Per diluted share:
Net Income	$0.67	$0.46
Effect of adjustments	$0.12	$0.23
Diluted operating income per share	$0.79	$0.69

SELECTED INSURANCE DATA FOR API, pre and post merger

Claims History

	Claims Reported	Open Claims
Date	in the Quarter	at Quarter End
March 31, 2009	104	583
December 31, 2008	77	585
September 30, 2008	114	681
June 30, 2008	92	667
March 31, 2008	98	688
December 31, 2007	128	740
September 30, 2007	89	746
June 30, 2007	84	822
March 31, 2007	113	848
December 31, 2006	102	808
September 30, 2006	160	770
June 30, 2006	143	710